EXHIBIT 99.4

REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of GWF Power Systems L.P.:

In our opinion, the balance sheets and the related statements of income, partners' equity, and cash flows of GWF Power Systems L.P. (not presented separately herein) present fairly, in all material respects, the financial position at December 31, 1998 and 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Fransisco, California                         /s/ PricewaterhouseCoopers LLP
March 3, 2000